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                                                                  Exhibit 10.14


                                          May __, 1998


Mr. John Rau
President and Chief Executive Officer
Chicago Title and Trust Company
171 North Clark Street
Chicago, Illinois  60601

Dear John:

            This letter is to amend and restate the employment agreement between you and Chicago Title and Trust Company ("CT&T"), a subsidiary of Alleghany Corporation ("Alleghany"), dated October 22, 1996, in connection with the pending spin-off by Alleghany of Chicago Title Corporation ("Chicago Title"), a newly formed holding company for CT&T. As you know, Alleghany intends to transfer all of the issued and outstanding common stock of CT&T to Chicago Title and, thereafter, to distribute all of the outstanding common stock of Chicago Title ("Chicago Title Common Stock"), other than shares of restricted stock issued to senior management and non-employee directors, to the stockholders of Alleghany (the "Distribution"). Prior to the transfer of CT&T to Chicago Title, CT&T will distribute all of the outstanding stock of CT&T's subsidiary Alleghany Asset Management, Inc., to Alleghany. It is currently expected that three shares of Chicago Title Common Stock will be distributed in respect of each outstanding share of common stock of Alleghany ("Alleghany Common Stock"), so that the exchange ratio (the "Exchange Ratio") for the Distribution will be three to one. The Distribution will be effective on a distribution or payment date determined by the Board of Directors of Alleghany and set forth in its declaration of the Distribution (the "Distribution Date").

            1. On January 1, 1997, you commenced employment as President and Chief Executive Officer of CT&T. Effective as of the Distribution Date, you will serve as President and Chief Executive Officer of both Chicago Title and CT&T. The term of your employment hereunder will extend through December 31, 2001, with automatic annual renewals thereafter for terms of one year each, unless either you or Chicago Title gives written notice of termination of this agreement at least nine months prior to the end of the initial term or any subsequent renewal term.

            2. As President and Chief Executive Officer of Chicago Title and CT&T, you will have general charge, direction and supervision of Chicago Title and their subsidiaries. You will devote your full time to your duties as President and Chief Executive Officer of Chicago Title and CT&T and you will report directly to the Chicago Title Board of Directors.

            3. Your annual base salary for calendar year 1998 will be $400,000. Your annual base salary will be adjusted periodically as recommended by the Compensation Committee of the Board of Directors of Chicago Title (the "Compensation Committee").

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            4. You will participate in Chicago Title's Annual Incentive Plan with the opportunity to earn each year an annual bonus at a maximum amount equal to not less than 150% of your base salary. For calendar year 1998, your bonus opportunity will be an amount equal to 150% of your base salary, with two-thirds of such bonus opportunity (an amount equal to 100% of your 1998 base salary) dependent upon the accomplishment of specified corporate financial goals, and one-third of such bonus opportunity (an amount equal to 50% of your 1998 base salary) dependent upon the accomplishment of personal objectives, agreed to by you and the Compensation Committee. The bonus earned in any year will be paid in a combination of cash and shares of Chicago Title Common Stock, as determined or directed by the Chicago Title Board of Directors; provided, however, that not more than 25% of such bonus shall be paid in shares of Chicago Title Common Stock.

            5. As President and Chief Executive Officer of CT&T, you participated in CT&T's Executive Performance Unit Plan of 1995, pursuant to which you received 2,500 performance units for the 1995-98 cycle under that plan and 5,000 performance units for the 1997-2000 cycle under that plan (the "1995 Plan Awards"). In connection with the execution of this amended and restated employment agreement, you have entered into a 1995 Plan Agreement among you, CT&T and Chicago Title ("1995 Plan Award Agreement"). Effective on the Distribution Date, you will have only such rights in respect of the 1995 Plan Awards as are set forth in the 1995 Plan Award Agreement. You expressly represent and warrant that you have elected to enter into the 1995 Plan Award Agreement in consideration of the grant of restricted stock provided for in paragraph 10 hereof and other valuable consideration provided hereunder and that you were advised that you had the right to forego said restricted stock and other consideration and continue your 1995 Plan Awards in accordance with their terms.

            6. You received a restricted stock award of 6,400 shares of Alleghany common stock (the "Alleghany Restricted Stock") in connection with your employment as President and Chief Executive Officer of CT&T, of which 2,800 shares vested on January 1, 1997 and the remaining 3,600 shares vest at the rate of 75 shares per month over the period from January 1997 to December 2000. The shares of Chicago Title Common Stock which you receive in the Distribution in respect of your shares of Alleghany Restricted Stock will be similarly restricted and will vest on the same schedule that your shares of Alleghany Restricted Stock vest (i.e., assuming that the Distribution occurs in April 1998, and assuming that the Exchange Ratio is three to one, 11,775 of such shares of Chicago Title Common Stock will be vested immediately and the remaining shares of Chicago Title Common Stock which you receive in respect of your shares of Alleghany Restricted Stock will vest at the rate of 225 shares per month over the period from May 1998 to December 2000). In connection with the award of Alleghany Restricted Stock made to you in January 1997, you made an election under Section 83(b) of the Internal Revenue Code, and CT&T made a tax gross-up payment to you to cover your Federal and state income taxes on the shares of Alleghany Restricted Stock and the gross-up payment. Neither the shares of Alleghany Restricted Stock nor the shares of Chicago Title Common Stock which you receive in respect of your shares of Alleghany Restricted Stock will be transferable during your employment with CT&T or Chicago Title or for two years thereafter. In the event of termination of your employment, any unvested shares of Alleghany Restricted Stock and any unvested shares of Chicago Title Common Stock distributed in respect thereof will be subject to


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mandatory sale, in the case of unvested shares of Alleghany Restricted Stock, to
Alleghany at $0.66 per share and, in the case of unvested shares of Chicago
Title Common Stock, to Chicago Title at $0.34 per share. Vesting of all of your shares of Alleghany Restricted Stock and shares of Chicago Title Common Stock distributed in respect thereof will be accelerated if the Board of Directors of Chicago Title approves an acquisition of Chicago Title prior to January 1, 2001.

            7. You will receive vacation and all other benefits normally provided to senior executives of CT&T.

            8. In connection with your commencement of employment as President and Chief Executive Officer of CT&T in January 1997, CT&T paid you a commencement bonus of $360,000 (less applicable tax withholding). CT&T also reimbursed you for various costs incurred by you in connection with your relocation from Bloomington to Chicago.

            9. In connection with your commencement of employment as President and Chief Executive Officer of CT&T in January 1997, CT&T granted you a nontransferable option to purchase an amount of common stock of CT&T equal to 1.0% of the common stock of CT&T outstanding on the date of exercise (the "Option") for a cash purchase price of $3.5 million. In connection with the Distribution, on the Distribution Date, Chicago Title will repurchase the Option from you for a cash purchase price equal to (A)(x) 222,000, which number is subject to adjustment in the event of a change in the Exchange Ratio, multiplied by (y) the average of the daily averages of the high and low when-issued or regular way market prices of Chicago Title Common Stock as reported on the New York Stock Exchange Composite Tape for the five trading days preceding the Distribution Date (or, in the event that there is no when-issued or regular way trading of Chicago Title Common Stock on any day during such five-trading-day period, for such lesser number of days during such five-trading-day period when Chicago Title Common Stock is traded), less (B) $3.5 million. Promptly after the Distribution Date, such cash purchase price shall be recomputed by substituting for (A)(x) above in the preceding sentence 1% of the outstanding shares of Chicago Title Common Stock on the first trading day after the Distribution Date and for (A)(y) above in the preceding sentence the average of the high and low market prices of Chicago Title Common Stock as reported on the New York Stock Exchange Composite Tape for the first trading day after the Distribution Date. If the recomputed purchase price is higher than the first purchase price, Chicago Title will pay such excess to you and if the recomputed purchase price is less than the first purchase price, you will pay the difference to Chicago Title. Chicago Title will deduct from the purchase price for the Option any taxes or other deductions required by law to be withheld with respect to such payment or payments. Upon payment to you of the cash purchase price so determined and any adjustment resulting from the recomputation of such purchase price, you will have no further rights, and neither Alleghany, Chicago Title nor CT&T shall have any further obligations to you, in respect of the Option.

            10. On the day prior to the Distribution Date, Chicago Title will grant to you an award of restricted shares of Chicago Title Common Stock in an amount equal to .5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Distribution Date (exclusive of shares of restricted stock issued on or prior to the Distribution Date to you and


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other executives of Chicago Title), plus an amount of restricted shares having a fair market value of $50,000 on the Distribution Date, pursuant to Chicago Title's 1998 Long-Term Incentive Plan, which will vest (including as to dividends) on the third anniversary of the Distribution Date. The terms of such award will be governed by a restricted stock agreement to be entered into by you and Chicago Title (the "Restricted Stock Agreement") under the 1998 Long-Term Incentive Plan. In connection with such restricted stock award, on the same date as the date of the grant of the restricted award, you will make an election under Section 83(b) of the Internal Revenue Code, and Chicago Title will make a tax gross-up payment to you in cash, or on your behalf through withholding payments, to cover your Federal, state and local income taxes (including the Medicaid portion of FICA) on the restricted stock award and the gross-up payment in accordance with the terms of the Restricted Stock Agreement.

            11. On the day after the Distribution Date, the Compensation Committee of the Chicago Title Board will consider a recommendation to award you non-qualified stock options to purchase shares of Chicago Title Common Stock in an amount equal to .5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Distribution Date (inclusive of shares of restricted stock issued on or prior to the Distribution Date to you and other executives of Chicago Title) pursuant to Chicago Title's 1998 Long-Term Incentive Plan, the terms of which stock options will be governed by a stock option agreement to be entered into by you and Chicago Title (the "Stock Option Agreement") under the 1998 Long-Term Incentive Plan. It is expressly understood that any such grant, and the terms thereof, shall be at the sole discretion of said Compensation Committee.

            12. You will be entitled to participate in all qualified and supplemental retirement plans made available by Chicago Title or CT&T in which you are eligible to participate, including a nonqualified supplemental defined contribution retirement plan, and you will be credited under such qualified and non-qualified defined contribution plans and the Executives' Salary Continuation Plan, for purposes of computing benefits and contributions, with years of service credit beginning with June 1972 and extending through the period of your employment with Chicago Title or CT&T.

            13. Your employment with Chicago Title and CT&T may be terminated on or after January 1, 1999 by you or Chicago Title without cause upon 60 days written notice. However, if Chicago Title terminates your employment without cause, you will receive severance benefits based upon the remaining term of this agreement. Such severance benefits will consist of (a) continuation of all employee benefits for that remaining term, and (b) continuation of your base salary and annual bonuses for that remaining term, at the rate of your then current annual base salary and 60% of maximum annual bonus, and (c) not less than pro rata vesting of all awards under any long-term equity or other incentive award. If you resign due to a reduction in base salary or a material reduction in your duties or authority, or if you resign within 90 days after Chicago Title gives notice of termination under paragraph 1 of this letter, such resignation will be deemed a termination by Chicago Title without cause. Your employment may also be terminated for cause (defined as wilful failure to perform your duties after written notice from the Board of Directors of Chicago Title, gross misconduct or conviction of a felony involving personal dishonesty), or disability (inability to perform your duties for 90 or more days


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within any twelve-month period). In the event of termination for cause or disability or death or voluntary resignation as provided herein, you shall not be entitled to further compensation except as provided under the terms of the various incentive and benefit plans in which you participate at the time of termination.

            14. You will not, directly or indirectly through employment or association with any other person or company, solicit the employment or engagement of any employees or agents of Chicago Title or any of its subsidiaries for two years after any termination of your employment and you will not, at any time, disclose any confidential information of Chicago Title or its subsidiaries. In addition, you will not compete, directly or indirectly through employment or association with any other person or company, with the title insurance business, or title related businesses, of Chicago Title or any of its subsidiaries for one year after any termination of your employment. However, at any time following termination by Chicago Title without cause, you may elect to waive further payment of all severance benefits described in paragraph 13 and, in return for that waiver, be released from your covenant not to compete.

            15. All payments made to you pursuant hereto, including payments made pursuant to the agreements referred to herein, shall be subject to any applicable tax withholding.

            16. This amended and restated letter agreement shall be effective as of the Distribution Date and, together with the 1995 Plan Award Agreement, the Restricted Stock Award Agreement and the Stock Option Agreement, sets forth our entire agreement with respect to the subject matter hereof, and supersedes all prior agreements or understandings. In the event of any conflict in the express terms of this amended and restated letter agreement and any of the other three agreements referred to in the preceding sentence (or any other agreement or arrangement contemplated thereby), the terms of this amended and restated letter agreement shall control.


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            If the foregoing is consistent with your understanding, please countersign the enclosed copy of this letter and return it to me.

                                          Sincerely,

                                          CHICAGO TITLE CORPORATION


                                          By
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                                          CHICAGO TITLE AND TRUST
                                           COMPANY


                                          By
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Accepted and agreed to
this ____ day of May, 1998


-----------------------------
John Rau



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